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Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
DATAPATH, INC.

ARTICLE ONE
NAME

        The name of the corporation is DataPath, Inc.

ARTICLE TWO
CAPITALIZATION

        The total number of shares of all classes of capital stock which the corporation has the authority to issue is 155,000,000 of which: (i) 150,000,000 shares of stock are designated as "Common Stock," with no par value per share, and (ii) 5,000,000 shares of stock are designated as "Preferred Stock," with no par value per share. The designations, voting powers, preferences, relative rights, qualifications, limitations and restrictions of or on each class and series of stock are as follows:

        A.    Preferred Stock

        The corporation shall have the authority, exercisable by its Board of Directors, to issue up to 5,000,000 shares of Preferred Stock, any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Articles of Incorporation, which shall be effective without shareholder action, in accordance with the appropriate provisions of the Georgia Business Corporation Code (the "Code"), and any amendment or supplement thereto, in such series and with such preferences, limitations and relative rights as may be determined by the Board of Directors.

        The Board of Directors is expressly authorized, at any time, by (i) adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and (ii) if and to the extent from time to time required by law, filing articles of amendment that are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, establishing the following:

  (a)
  the annual dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

  (b)
  whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

  (c)
  the obligation, if any, of the corporation to redeem shares of such series pursuant to a sinking fund;

  (d)
  whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

  (e)
  whether the shares of such series shall have voting rights with respect to any matter or proposal other than a proposed amendment to the articles of incorporation specified in Section 14-2-1004 (or any successor provision or redesignation thereof) of the Code and, if so, the extent of such voting rights;

  (f)
  the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation; and

  (g)
  any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

        The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall accumulate, if cumulative.

        B.    Common Stock

        Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article Two, the Common Stock of the corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the corporation's Articles of Incorporation, including, but not, limited to, the following rights and privileges:

  (a)
  dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;

  (b)
  the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

  (c)
  upon the voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the net assets of the corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

ARTICLE THREE
LIMITATION ON DIRECTOR LIABILITY

        No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

            (i)  any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

           (ii)  acts or omissions that involve intentional misconduct or a knowing violation of law;

          (iii)  liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Code; and

          (iv)  any transaction from which the director derived an improper personal benefit.

        If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

        Any repeal or modification of the foregoing provisions of this Article Three shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

ARTICLE FOUR
BOARD AND SHAREHOLDER ACTION
REQUIRED FOR CERTAIN TRANSACTIONS

        The affirmative vote of at least 66 2/3% of the directors is required for the following actions by the Corporation to be submitted to a vote of the shareholders:

  (a)
  a sale of all or substantially all of the assets of the corporation;

  (b)
  a liquidation or dissolution of the corporation;

  (c)
  the merger, consolidation or reorganization of the Corporation, unless the shareholders of the corporation immediately prior to such transaction own at least a majority of the combined voting power of the corporation resulting from such merger, consolidation or reorganization; or

  (d)
  any increase in the number of directors above 12 directors;

provided, further, that the affirmative vote of the holders of at least 66 2/3% of the Common Stock is required for shareholder approval of any action outlined in the clauses above, or to amend this Article Four.

ARTICLE FIVE
DIRECTORS

        The Board of Directors shall he comprised of not less than four (4) or more than twelve (12) members, and the number of directors within such minimum and maximum shall be set by the Board of Directors as provided in the corporation's bylaws. The Board of Directors shall be divided into three classes, designated as Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Except in the case of death, resignation, disqualification, or removal for cause, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his election. Despite the expiration of a director's term, such director shall continue to serve until his or her successor, if there is to be any, has been elected and has qualified. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such an increase or decrease shall be apportioned among the three classes of directors so that the three classes remain as nearly equal in size as possible; provided, however, that there shall be no classification of additional directors elected by the Board of Directors until the next meeting of shareholders called for the purposes of electing directors, at which meeting the terms of all such additional directors shall expire, and such additional directors positions, if they are to be continued, shall be apportioned among the classes of directors and nominees therefor shall be submitted to the shareholders for their vote.

        In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent. This provision solely grants discretionary authority to the directors and shall not be deemed to provide to any other constituency any right to be considered.

ARTICLE SIX
INDEMNIFICATION

        The corporation may indemnify to the fullest extent permitted by the laws of the State of Georgia any person who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation, or serves or served at the request of the corporation as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. In addition, the corporation may pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the full extent permitted by the law.

        These Amended and Restated Articles of Incorporation were duly approved by the Board of Directors on June 21, 2006 and by the Corporation's sole shareholder in accordance with Sections 14-2-1003 and 14-2-1007 of the Georgia Business Corporation Code on June 29, 2006.

        IN WITNESS WHEREOF, the corporation has caused these Amended and Restated Articles of Incorporation to be duly executed by its duly authorized officer on June 29, 2006.

By:	/s/ ANDY MULLINS
Name: Andy Mullins
Title: Chief Executive Officer

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  Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF DATAPATH, INC.
ARTICLE ONE NAME
ARTICLE TWO CAPITALIZATION
ARTICLE THREE LIMITATION ON DIRECTOR LIABILITY
ARTICLE FOUR BOARD AND SHAREHOLDER ACTION REQUIRED FOR CERTAIN TRANSACTIONS
ARTICLE FIVE DIRECTORS
ARTICLE SIX INDEMNIFICATION